         Execution Version
EQUITY PURCHASE AGREEMENT
by and among
NATIONAL MEDTRANS, LLC,
SPECIALTY BENEFITS, LLC,
and
Logisticare solutions, llc
Dated as of May 6, 2020

TABLE OF CONTENTS

EQUITY PURCHASE AGREEMENT
THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 6, 2020, by and among LogistiCare Solutions, LLC, a Delaware limited liability company (“Buyer”), National MedTrans, LLC, a New York limited liability company (the “Company”), and Specialty Benefits, LLC, a Delaware limited liability company (“Seller”).
RECITALS
WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding equity interests in the Company (the “Units”); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Units, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I.

DEFINITIONS
Section i..Certain Definitions
.
For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms, when used in this Agreement and the Schedules, and other documents delivered in connection herewith, have the meanings assigned to them in this Section 1.1.
“Action” means any action, litigation, claim, complaint, audit (outside the ordinary course of business), investigation, suit, order, arbitration or other proceeding, whether civil, administrative or criminal, in law or in equity by or before any Governmental Entity.
“Affiliate” means, with regard to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.
“Business” means the non-emergency medical transportation business conducted by the Company.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Atlanta, Georgia are required to be closed or are closed generally.
“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 5.1 (Formation; Power; Authorization; Enforceability), Section 5.2(a)(i) (No Violations of Buyer’s Organizational Documents) and Section 5.5 (Finders’ or Advisors’ Fees).
“Closing Indebtedness” means the aggregate amount of Indebtedness, determined as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Agreement” means the Network Access Agreement, between an Affiliate of Seller and Buyer, effective March 15, 2009, as amended, and the statements of work to be entered into by such parties at the Closing.
“Company Employee” means all employees of each Company Entity.
“Company Entities” means the Company and each of its direct or indirect Subsidiaries.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Power; Authorization; Enforceability), Section 3.3(a)(i) (No Violations of the Company’s Organizational Documents), Section 3.4(a) (Capital Structure), Section 3.5 (Company Subsidiaries), Section 3.7(b) (Excluded Liabilities) and Section 3.24 (Finders’ or Advisors’ Fees).
“Company Intellectual Property” means any Intellectual Property that the Company Entities own, use, or hold for use in the conduct of the Business.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 6, 2019, by and between Providence Service Corporation and the Company.
“Contract” means any contract, agreement, arrangement, commitment, indenture, lease, purchase order or license, whether written or oral.
“Disclosure Schedule” means the Disclosure Schedules which are attached hereto and delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.
“Domain Names” means listed on Exhibit B of the Transition Services Agreement.
“Employee Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, and any other plan, fund, Contract, program and arrangement that any Company Entity or any other ERISA Affiliate sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability or obligation of any nature with respect to, whether known or unknown, direct or indirect (including through its affiliation with ERISA Affiliates), fixed or contingent, including those intended to provide (in all cases, regardless of whether subject to ERISA): (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, fringe benefit, accident or other welfare benefits, (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits, (iii) bonus, incentive compensation, equity compensation, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom stock, stock purchase benefits, or other equity (including awards that track equity) arrangements or (iv) tax gross ups, employment agreements, offer letters, retention, change in control, termination pay, salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits.
“Encumbrance” means any lien, charge, claim, encroachment, easement, encumbrance, security interest, pledge, option, pledge, mortgage, deed of trust, hypothecation or other similar restriction of any kind, whether imposed by Contract or Law (other than restrictions arising under applicable securities Laws).
“Environmental Law” means any Law relating to remediation, restoration or protection of the environment as it relates to exposure to Hazardous Materials, including such Laws relating to storage, treatment, management, generation, transportation, use, release or disposal of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, other than a Company Entity, any other corporation or trade or business that is treated as a single employer with any Company Entity as determined under Sections 414(b), (c), (m) or (o) of the Code.
“Excluded Assets” means the assets set forth on Section 1.1(a) of the Disclosure Schedule.
“Excluded Liabilities” means the Liabilities set forth on Section 1.1(b) of the Disclosure Schedule.
“Firm” means the law firm identified on Schedule 1.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Government Reimbursement Programs” means Medicare (including Medicare Part D and Medicare Advantage), any Medicaid program (including Managed Medicaid programs), the CHAMPUS Program, the TRICARE Program, any other federal or state reimbursement program involving payment of governmental funds (including “Federal health care programs” as defined in 42 U.S.C. § 1320a 7b(f)), and any similar federal, state or local reimbursement or governmental program for which the federal, state or local government pays, in whole or in part, directly or indirectly, for the provision of health care services or goods.

“Governmental Authorization” means any license, permit, certificate of need, certificate of exemption, franchise, accreditation or registration with or issued by any Governmental Entity.
“Governmental Entity” means any federal, national, state, territorial, commonwealth, foreign, provincial, local, executive or regulatory authority, agency, commission or other government body or instrumentality thereof.
“Guaranty” means the guaranty entered into by an Affiliate of Seller in favor of Buyer on the Closing Date and delivered at the Closing.
“Hazardous Materials” means any (a) hazardous materials, hazardous substances, extremely hazardous substances, hazardous wastes, infectious wastes, acute hazardous wastes, toxic substances, contaminants, pollutants, or other materials, substances or wastes regulated under any Environmental Law; (b) petroleum, including crude oil or any fraction or derivative thereof; (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq.; (d) asbestos in any form or condition; and (e) any substance that contains regulated levels of polychlorinated biphenyls.
“Healthcare Law” means any federal, state and/or municipal Laws relating to the provision of healthcare products or services, including, but not limited to all Laws that govern, regulate, restrict or relate to the provision, administration, management and/or payment for health care or health-care related products, services or professionals, including clinical, behavioral, diagnostic, transportation or therapeutic services for individuals with health or behavioral conditions; the practice of medicine, psychiatry, psychology, osteopathy, nursing, counseling, psychoeducational programming, nutritional education, experiential therapies; consumer protection; laboratory services; professional licensure; dispensing medicines or controlled substances; medical service documentation; medical record retention; unprofessional conduct; fee-splitting; patient brokering; referrals; coding, billing and submission of claims; fraudulent, abusive or unlawful practices connected in any way with the provision of healthcare items or services or the billing for or claims for reimbursement for such item or services; claim processing; quality of care, medical necessity; medical privacy and security; patient or client confidentiality; confidentiality of health records or personal health information; informed consent; hiring of employees or acquisition of services or supplies from Persons excluded from participation in any Government Reimbursement Program, or other healthcare-related matters, each as amended from time to time, including, without limitation, the Eliminating Kickbacks in Recovery Act of 2019 (18 USC §220), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute), TRICARE, CHAMPUS, the federal anti-kickback statute, 42 U.S.C. §§ 1320a-7b et seq. and the regulations promulgated thereunder, the Travel Act (18 U.S.C. § 1952), the federal physician self-referral law, 42 U.S.C. §§ 1395nn et seq. and the regulations promulgated thereunder, the federal civil False Claims Act, as amended, 31 U.S.C. §§ 3729 et seq., the federal criminal false claims statutes, 18 U.S.C. §§ 287 and 1001, any state corporate practice of medicine Laws, the Federal Food, Drug & Cosmetic Act, 21 U.S.C. § 301 et seq., the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801–3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and

1320a-7b; the Federal exclusion laws (42 U.S.C. § 1320a-7), the Federal Conspiracy to Defraud Statute, 18 U.S.C. § 286, the Federal False Statements Statute, 18 U.S.C. § 1001, the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., 42 U.S.C. § 1320a-7c, the Patient Protection and Affordable Care Act, Pub. L. No. 111-152, any Medicare or Medicaid provider manuals governing suppliers/providers, and any participation, claims submission and reimbursement requirements for providers of health care services.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164, as may be amended.
“Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other outstanding payment obligations arising under any obligations of any Company Entity consisting of: (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or for the deferred purchase price of property or services (including any “earn-out” or similar payments but excluding trade payables incurred in the ordinary course of business), and any related accrued interest, fees and prepayment penalties; (b) indebtedness evidenced by any note, bond, debenture or other debt security, and any related accrued interest, fees and prepayment penalties; (c) any indebtedness referred to in clauses (a) and (b) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured by any Encumbrance upon any property or asset owned by, any Company Entity, in each case, as of such date; (d) any liability in respect of banker’s acceptances or letters of credit (but, in each case, only to the extent and in the amount drawn); (e) any liability under interest rate swap, hedging or similar agreements; (f) declared but unpaid dividends; (g) all obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) personal property that are required to be classified and accounted for as capital leases on a balance sheet as of such date computed in accordance with GAAP; (h) any intercompany indebtedness between any Company Entity, Seller or any of its Affiliates; (i) any underfunded pension Liabilities; or (j) any amounts payable to (including with respect to loans of any kind or nature) any Company Entity from Seller or any officer, manager, employee or agent of any Company Entity. For the avoidance of doubt, “Indebtedness” shall not include any amounts included in the Transaction Expenses.
“Intellectual Property” means, in any jurisdiction worldwide, any and all of the following: (a) rights in patents and patent applications, including continuations, continuations-in-part, divisionals, reissues and extensions, patentable inventions, and improvements whether or not patentable; (b) trademarks, service marks, trade dress, trade names, logos, corporate names and any other designators of origin, together with all of the goodwill associated therewith, and registrations and applications for any of the foregoing; (c) works of authorship, registered copyrights and applications for registrations of copyrights and unregistered copyrightable works, including copyrights in Software; (d)  trade secrets, technical and proprietary information and other confidential information, know-how, processes, methods, designs, inventions (whether patentable or not), Software, and Technology; (e) uniform resource locators, domain names and social media account names or identifiers; (f) rights of privacy or publicity; (g) all other intellectual and related proprietary rights, interests, and protections, whether protected, created or arising by operation of Law; and (h) all copies and tangible embodiments thereof (in whatever form or medium), and rights to recover for past, present and future infringement associated with any of the foregoing.
“Knowledge of Buyer” means the actual knowledge of Kathryn Stalmack and such knowledge as would have been obtained following the exercise of reasonable inquiry by such Persons.
“Knowledge of the Company” means the actual knowledge of Brad Anderson, James Bedard and Scott Naasz and such knowledge as would have been obtained following the exercise of reasonable inquiry by such Persons.
“Law” means any federal, state, local or foreign law (including common law), statute, code or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling, decree or arbitration award of any Governmental Entity, all as may be amended from time to time.
“Liability” means, with respect to any Person, any debt, liability or obligation of such Person of any kind, character or description (whether direct or indirect, asserted or unasserted, absolute or contingent, secured or unsecured, joint or several, executory, determined, determinable, accrued or unaccrued, liquidated or unliquidated, or whether due or to become due).
“Losses” means all losses and damages, including reasonable legal fees and expenses in connection with any of the foregoing, but excluding any incidental, consequential, special, punitive or indirect losses and damages and any losses and damages based on lost profits or diminution of value (collectively, the “Excluded Losses”) except to the extent such Excluded Losses (a) are payable to a Person other than the Indemnified Party pursuant to a Third-Party Claim, or (b) other than punitive losses and damages, were probable and reasonably foreseeable and result from a breach of this Agreement or from the Excluded Liabilities (for the avoidance of doubt, including any losses and damages based on lost profits or diminution in value that were probable and reasonably foreseeable and result from a breach of this Agreement or from the Excluded Liabilities).
“Marks” has the meaning set forth in Section 6.9.
“Material Adverse Effect” means any change or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Business, results of operations or financial condition of the Company Entities, taken as a whole, other than any change or event resulting from, relating to or arising out of: (a) general economic conditions in any of the markets or geographical areas in which the Company Entities operate; (b) any change in economic conditions or the financial, credit, banking, currency or capital markets in general; (c) conditions generally affecting the industries in which the Company Entities operate; (d) acts of God or other calamities, or national or international calamity involving the United States whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or affecting Persons in the United

States or any of its territories, possessions, or diplomatic or consular offices or military installations; (e) changes in Law or the interpretations thereof; (f) any actions taken, or failures to take action, or such other changes or events, in each case, which Buyer has requested or to which it has consented or which actions are contemplated by this Agreement; (g) any failure, in and of itself, by the Company Entities to meet projections, forecasts, revenue or earnings predictions or other similar forward looking statements for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); and (h) any change or event arising out of or resulting from the pendency or announcement of the transactions contemplated by this Agreement (provided that any disclosure of such pendency or such announcement shall not be in breach of any covenant of this Agreement); unless in the case of (a), (b), (c), (d) and (e) above where the same has a materially disproportionate effect on the Company Entities, as a whole, as compared to other Persons.
“Parent” means the Affiliate of Seller identified on Schedule 1.
“Payor” means any payer (including without limitation any Government Reimbursement Programs) that reimburses the Company for services or products it provides or is provided on its behalf to any Person.
“Permitted Encumbrances” means (a) carriers’, warehouseman’s, mechanics’, materialmen’s and repairmen’s liens which have arisen in the ordinary course and securing obligations incurred prior to the Closing Date that are not delinquent and that will be paid and discharged in the ordinary course of business (excluding carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s liens and/or any such statutory liens that would be in violation of any obligation of any Company Entity under any Lease), (b) Encumbrances imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (c) Encumbrances for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; and (d) defects, irregularities or imperfections of title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued occupancy, operation or use of the asset or property to which they relate.
“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.
“Personal Information” means: (A) any information that identifies, or in combination with other information may identify, is linked to, or relates to an individual, or is capable of being associated with an individual; (B) any information that is governed, regulated or protected by one or more Laws concerning information relating to an identified or identifiable natural person or PCI DSS, including, without limitation, any “protected health information” (as defined by HIPAA); and (C) any information that is derived from or linked to other Personal Information.
“Privacy Law” means all applicable Laws to the extent such Laws regulate or protect the privacy or security of Personal Information, and all regulations promulgated thereunder,

including applicable provisions of HIPAA, the GrammLeach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the FTC Act, the Privacy Act of 1974, the CANSPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, state consumer protection and consumer information Laws, and state health information privacy Laws.
“Purchased Assets” means the assets set forth on Section 1.1(c) of the Disclosure Schedule.
“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Restricted Cash” means the VNS Restricted Cash and any cash or cash equivalents of the Company Entities held in escrow.
“Restrictive Covenant Agreement” means the restrictive covenant agreement entered into by and among Buyer, Seller and an Affiliate of Seller on the Closing Date and delivered at the Closing.
“SEC” means the Securities and Exchange Commission.
“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1 (Formation; Power; Authorization; Enforceability), Section 4.2(a)(i) (No Violations of Seller’s Organizational Documents), Section 4.4 (Units) and Section 4.6 (Finders’ or Advisors’ Fees).
“Software” means all computer programs, applications, and source code and object code, including application software, system software, firmware, middleware, mobile digital applications, program interfaces, algorithms, assemblers, applets, compilers and binary libraries, together with any error corrections, updates, modifications, or enhancements thereto, data files and computer databases, and protocols, specifications, and other related documentation.
“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than fifty percent (50%) of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any other Person in which such Person, directly or indirectly, owns more than fifty percent (50%) of the ownership interests thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.

“Target VNS Restricted Cash” means an amount equal to $3,109,089.00 held by VNS CHOICE in account 813502015 with JPMorgan Chase, to be held as the VNSNY Security Reserve as of June 30, 2017.
“Tax” means any foreign, federal, state, county, or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, unemployment, payroll, severance, escheat, unclaimed property or withholding tax or other tax, duty, fee, assessment or charge of any kind whatsoever in the nature of a tax imposed by any Governmental Entity, including any interest or penalties related thereto.
“Tax Return” means any return, report, claim for refund, or information return or statement (including any attachments and schedules thereto), and including any amendment thereof, filed or required to be filed with a Governmental Entity relating to Taxes.
“Technology” means all servers, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, thereto and Intellectual Property rights therein.
“Transaction Documents” means this Agreement, the Commercial Agreement, the Guaranty, the Restrictive Covenant Agreement, the Transition Services Agreement, and each other agreement, instrument or document entered into or required to be delivered in connection with the transactions contemplated hereby.
“Transaction Expenses” means, to the extent not paid prior to the Closing, all fees and expenses of Seller and the Company Entities incurred in connection with the transactions contemplated hereby, including, but not limited to: (i) the fees and expenses payable by Seller or its Affiliates to financial advisors, outside legal counsel and accountants incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement; (ii) all transaction-related bonuses or change of control bonuses, if any, payable to, or for the benefit of, any current or former employee, manager or director of any Company Entity as a result of the consummation of the transactions contemplated hereby, including pursuant to sale, retention or change of control or similar bonuses, payments or benefits; and (iii) the share of such Company Entity’s payroll, social security, employment or other Taxes associated with any payments made by any Company Entity prior to, at, or following the Closing within the scope of clause (ii) above.
“Transfer Taxes” means any sales, use, stock transfer, real property transfer, stamp, registration, documentary, recording or similar Taxes together with any interest thereon, penalties, fines, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.
“Transition Services Agreement” means the transition services agreement to be entered into by and among Buyer, Seller and the Company at the Closing.

“VNS Restricted Cash” means the amounts held as the VNSNY Security Reserve as of June 30, 2017, which is held by VNS CHOICE in account 813502015 with JPMorgan Chase.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and any similar Law.
The following terms are not defined above but are defined in the sections of this Agreement indicated below:
Term Section Term Section

Agreement Preamble
Business Information Section 3.6
Buyer Preamble
Buyer Indemnified Parties Section 8.2(a)
Buyer Prepared Tax Returns Section 6.5(a)
Cap Section 8.3(b)
Claim Section 8.4(a)
Claim Notice Section 8.4(a)
Closing Section 2.1(a)
Closing Date Section 2.1(a)
COBRA Section 6.67
Company Preamble
Deductible Section 8.3(b)
Distribution Agreement Section 7.1(a)(xi)
Estimated Calculations Section 2.3(a)(i)
Estimated Closing Indebtedness Section 2.3(a)
Estimated Purchase Price Section 2.3(a)(i)
Estimated Transaction Expenses Section 2.3(a)(i)
Exchange Act Section 3.4(e)
Final Calculations Section 2.3(b)(i)
Final Closing Indebtedness Section 2.3(b)(i)
Final Purchase Price Section 2.3(b)(i)
Final Transaction Expenses Section 2.3(b)(i)
Healthcare Professional Section 3.11(c)
Indemnified Party Section 8.3(b)
Indemnifying Party Section 8.3(b)
Independent Accountant Section 2.3(d)
Leases Section 3.18(b)
Material Contracts Section 3.16(a)
Material Customers Section 3.20(a)
Material Suppliers Section 3.20(a)
Objection Notice Section 2.3(c)
OIG Section 3.11(b)
Organizational Documents Section 3.1(b)
Post-Closing Adjustment Amount Section 2.3(b)(i)
Pre-Closing Tax Contest Section 6.5(c)
Privacy Agreements Section 3.12(a)
Privacy Consents Section 3.12(a)
Purchase Price Section 2.3(a)
Purchase Price Allocation Section 6.5(g)
Released Parties Section 6.6
Seller Preamble
Seller Indemnified Parties Section 8.2(b)
Seller Prepared Tax Returns Section 6.5(a)
Straddle Period Tax Contest Section 6.5(c)
Terminated Employees Section 6.6
Third-Party Claim Section 8.4(b)(i)
Third-Party Notice Section 8.4(b)(i)
Units Recitals
VNS Restricted Cash Shortfall Section 2.3(a)(i)

I.

PURCHASE AND SALE OF EQUITY

i.Purchase and Sale
.
1.Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) on the date hereof, or at such other time as the parties mutually agree in writing (such date is herein referred to as the “Closing Date”) and shall be effective as of 11:59 p.m. Eastern Time on the Closing Date.
2.Units. At the Closing, Seller shall sell, convey, transfer, assign, and deliver (or cause to be delivered) to Buyer, the Units, and Buyer shall purchase, acquire and accept delivery of the Units from Seller free and clear of all Encumbrances.
3.Distribution of Excluded Assets and Excluded Liabilities. At the Closing, immediately prior to the purchase by Buyer of the Units from Seller pursuant to Section 2.1(b), Seller shall cause the Company Entities to distribute the Excluded Assets and the Excluded Liabilities from the Company Entities to Seller or an Affiliate of Seller pursuant to the Distribution Agreement.
ii.Purchase Price; Adjustments
.
1.Purchase Price
. The aggregate cash consideration to be paid by Buyer to Seller shall be an amount equal to (the “Purchase Price”): $80,000,000.00, minus each of the following adjustments:
a.the Closing Indebtedness;
b.the Transaction Expenses; and
c.the amount, if any, by which the VNS Restricted Cash as of the Closing Date is less than the Target VNS Restricted Cash.
2.Payment of Purchase Price
. At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller at least two (2) Business Days prior to the Closing Date, the Estimated Purchase Price.
3.Closing Indebtedness
. At the Closing, Buyer shall pay (or cause to be paid), by wire transfer of immediately available funds the Closing Indebtedness, if any, in accordance with the Pay-off Letters provided by the Company with respect to such Closing Indebtedness at least two (2) Business Days prior to the Closing Date.

4.Transaction Expenses
. At the Closing, Buyer shall pay (or cause to be paid) the Estimated Transaction Expenses by wire transfer of immediately available funds to such account or accounts specified by the Company not less than two (2) Business Days prior to the Closing Date.
iii.Purchase Price Adjustment
.
1.Pre-Closing Adjustment
.
a.At least two (2) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Buyer a schedule setting forth (A) a good faith estimate of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (B) a good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”), (C) a good faith determination of the amount, if any, by which the VNS Restricted Cash will be less than the Target VNS Restricted Cash as of the Closing Date (the “VNS Restricted Cash Shortfall”); and (D) the amount and calculation of the Purchase Price as set forth in Section 2.2 (the “Estimated Purchase Price” and together with the Estimated Closing Indebtedness, the Estimated Transaction Expenses and the VNS Restricted Cash Shortfall, the “Estimated Calculations”). If, for any reason, the Closing Date is postponed, then the foregoing obligations shall again apply with respect to such postponed Closing Date.
b.Seller shall provide a reasonable level of supporting documentation relating to the preparation of the Estimated Calculations and shall provide reasonable access to the personnel of Seller involved in the preparation of the Estimated Calculations to discuss the Estimated Calculations. Buyer and the Company shall work together in good faith, prior to the Closing, to resolve any disagreements over any items set forth in the Estimated Calculations, and the items set forth in the Estimated Calculations shall for all purposes in this Agreement be equal to the amounts initially proposed by the Company together with any revisions thereto that are mutually agreed upon by Buyer and the Company prior to the Closing.
2.Post-Closing Adjustment
.
a.Buyer shall prepare and deliver to Seller, within ninety (90) days following the Closing Date, a schedule setting forth Buyer’s calculation of (A) the Closing Indebtedness (the “Final Closing Indebtedness”), (B) the Transaction Expenses (the “Final Transaction Expenses”), (C) the amount and calculation of the Purchase Price based on the foregoing amounts (the “Final Purchase Price”), and (D) the amount, if any, by which the Final Purchase Price so determined is greater than or less than the Estimated Purchase Price (such positive or negative amount, as finally determined, the “Post-Closing Adjustment Amount” and together with the Final Closing Indebtedness, the Final Transaction Expenses and the Final Purchase Price, the “Final Calculations”).
b.Buyer shall provide a reasonable level of supporting documentation relating to the preparation of the Final Calculations and shall provide reasonable access to the personnel of Buyer and the Company Entities involved in the preparation of the Final Calculations; provided, however, that neither Buyer nor the Company Entities shall be obligated to make any working papers available to Seller unless and until Seller has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.
3.Objection Notice
. On or prior to the forty-fifth (45th) day following Buyer’s delivery of the Final Calculations, Seller may give Buyer a definitive written notice stating Seller’s objections to the Final Calculations (the “Objection Notice”). Such Objection Notice shall specify in reasonable detail the amount of any objection and the basis therefor. Any determination set forth in the Final Calculations that is not objected to in the Objection Notice delivered to Buyer in such 45-day period shall be deemed acceptable and shall be final and binding upon Buyer and Seller upon delivery of the Objection Notice. If Seller does not give Buyer an Objection Notice within such 45-day period, then the Final Calculations shall be conclusive and binding upon Buyer and Seller and the Final Calculations shall constitute the Final Calculations for purposes of Section 2.3(e) below.
4.Independent Accountant
. Following Buyer’s receipt of the Objection Notice, Seller and Buyer shall attempt to negotiate in good faith to resolve such dispute. In the event that Seller and Buyer fail to agree on any of Seller’s proposed adjustments set forth in the Objection Notice within thirty (30) days after Buyer receives the Objection Notice, Seller and Buyer agree that they will jointly retain Ernst & Young LLP or, if such Person is unable or unwilling to act as the Independent Accountant hereunder, such other nationally recognized accounting firm that is mutually acceptable to Buyer and Seller and is willing to serve in such capacity hereunder (the “Independent Accountant”). The Independent Accountant shall, if and when requested to do so by either Buyer or Seller in writing to the Independent Accountant with concurrent notice to the other party, make the final determination of the Final Calculations in accordance with the terms of this Agreement. Buyer and Seller each shall provide the Independent Accountant with their respective determinations of the Final Calculations and such other written submissions, presentations and supporting material as each of Buyer and Seller deems necessary and appropriate. The Independent Accountant shall make a determination of the Final Calculations that shall be final and binding on Seller and Buyer and such determination shall be within the range proposed by Buyer in the Final Calculations and Seller in the Objection Notice. The scope of the disputes to be resolved by the Independent Accountant shall be limited to whether such calculation was done in accordance with the terms hereof, the accounting methods and procedures used to prepare the Final Calculations, and whether there were mathematical errors in the calculation of any of the Final Calculations, and the Independent Accountant shall not make any other determination. The Independent Accountant shall make its determination based solely on written submissions, presentations and supporting material provided by Buyer and Seller and not pursuant to any independent review. The Independent Accountant shall act as an expert, not an arbitrator. The fees, costs and expenses of the Independent Accountant shall be allocated between Buyer and Seller based upon the percentage which the portion of the aggregate dollar value of the items not awarded to Buyer and Seller bears to the amount actually contested to the Independent Accountant by such party. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Independent Accountant ultimately resolves such items by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Seller. During the review by the Independent Accountant, Buyer, Seller and their respective representatives shall make available to the Independent Accountant interviews with such individuals and such information, books and records and work papers as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.3(d). The Independent Accountant’s determination of the Final Calculations shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations, submissions to the Independent Accountant, and presentations under this Section 2.3(d) shall be treated as confidential information. The Independent Accountant shall be bound by a mutually agreeable confidentiality agreement. The decision rendered pursuant to this Section 2.3(d) may be filed as a judgment in any court of competent jurisdiction. Either Buyer or Seller may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.3(d). The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Accountant. Absent such fraud, such other party shall reimburse the party seeking enforcement for all of its expenses related to the enforcement of the Independent Accountant’s determination.
5.Payment of Post-Closing Adjustment Amount
.
a.If the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay (or cause to be paid) the Post-Closing Adjustment Amount to Buyer.
b.If the Final Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay (or cause to be paid) the Post-Closing Adjustment Amount to Seller.
c.All amounts owed pursuant to this Section 2.3(e) by Buyer to Seller, on the one hand, or by Seller to Buyer, on the other hand, shall be paid by delivery of immediately available funds to an account designated by the recipient party within five (5) Business Days after the date of final determination. All payments made pursuant to this Section 2.3 shall be treated by all parties hereto for Tax purposes as adjustments to the Purchase Price.
II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the Disclosure Schedule, Seller and the Company hereby represent and warrant to Buyer as of the date hereof as follows:
i.Organization and Qualification
.
1.Each of the Company Entities is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization and each has the requisite power and authority to own and lease its assets and to carry on its business as it is being currently conducted. Each of the Company Entities is duly qualified or licensed to do business, and, to the extent such concept is recognized, in good standing in each jurisdiction where the character of its assets owned or leased or the nature of its business makes such qualification or licensure necessary, except for such failures to be so qualified, licensed or in good standing that has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each jurisdiction in which any Company Entity is qualified to do business is listed on Section 3.1(a) of the Disclosure Schedule.
2.The Company has made available to Buyer complete and correct copies of each Company Entity’s certificate of incorporation or formation, bylaws, operating agreement or any such similar organizational documents, as applicable, including all amendments thereto (collectively, the “Organizational Documents”).
ii.Power; Authorization; Enforceability
.
1.The Company has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and, subject to the satisfaction or, if permitted, waiver of the conditions set forth in ARTICLE VII hereof, to perform its respective obligations hereunder and thereunder.
2.The execution and delivery of this Agreement and the other Transaction Documents to which the Company is, or is specified to be, a party, and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of the Company and no other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party or to perform its obligations hereunder and thereunder.
3.This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery of this Agreement by Buyer) constitutes, and each of the other Transaction Documents to which the Company is, or is specified to be, a party, when executed and delivered (assuming in each case due authorization, execution and delivery by each of the other parties thereto) will constitute, a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).
iii.No Violations; Governmental Authorizations
.
1.The execution and delivery of this Agreement by the Company does not, and the execution and delivery by the Company of the other Transaction Documents to which it is, or is specified to be, a party, will not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is, or is specified to be, a party, and compliance with the provisions of this Agreement and the other Transaction Documents to which the Company is, or is specified to be, a party, will not result in (i) any conflict, violation or breach of or default (with or without notice or lapse of time, or both) under the Company’s Organizational Documents, (ii) any conflict, violation or breach of or default, or give rise to any right of termination, modification, acceleration or cancellation of any obligation, or the creation of any Encumbrance, under any term or provision of any Material Contract except as set forth in Section 3.3(a) of the Disclosure Schedule, and (iii) assuming compliance with the matters referred to in Section 3.3(b) below, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Company Entity.
2.Section 3.3(b) of the Disclosure Schedule sets forth each Governmental Authorization that is required to be obtained or made by or with respect to any Company Entity in connection with the execution and delivery of this Agreement by such Company Entity or the performance by such Company Entity of its obligations hereunder.
iv.Capital Structure
.
1.Section 3.4(a)(i) of the Disclosure Schedule sets forth the authorized equity of each Company Entity. All of the outstanding equity of each Company Entity (i) is fully paid and nonassessable, has been duly authorized and validly issued, and (ii) has not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person, or in violation of such Company Entity’s Organizational Documents. The beneficial and record ownership of the issued and outstanding equity of each Company Entity (other than the Company) is set forth in Section 3.4(a)(ii) of the Disclosure Schedule.
2.Except as set forth in Section 3.4(b) of the Disclosure Schedule, no Company Entity has any other authorized, issued or outstanding: (i) capital stock, equity securities or securities containing any equity features, (ii) agreements, options, warrants, calls or other arrangements or rights to purchase any equity interests of any Company Entity, (iii) securities convertible into or exchangeable for any equity interests of any Company Entity, (iv) phantom equity rights, equity stock appreciation rights, restricted unit or interest awards, or other unit or equitybased awards or rights relating to or valued by reference to the equity of any Company Entity, (v) other commitments of any kind for the issuance of additional equity interests or options, warrants or other securities of any Company Entity, (vi) outstanding contractual obligations of any Company Entity to repurchase, redeem or otherwise acquire any shares or other equity interests in any Company Entity, to make any payments based on the market price or value of shares or other equity interests of any Company Entity or to provide funds to make any investment in any other entity, or (vii) other equity securities or securities containing any equity features of any Company Entity.
3.Except as set forth in Section 3.4(c) of the Disclosure Schedule, no Company Entity has declared or paid any dividends on, or made any other distributions with respect to, any equity interests of such entity since September 19, 2017, or, to the Knowledge of the Company, since January 1, 2017.
4.Except as set forth in Section 3.4(d) of the Disclosure Schedule, there are no registration rights agreements, equityholder agreements, voting trusts or other agreements to which any Company Entity or Seller is a party or by which it or any of them is bound relating to the voting, disposition, purchase or issuance of any equity of any Company Entity.
5.No Company Entity has registered shares or any other equity interests under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) or has registered itself under the Exchange Act.
v.Company Subsidiaries
. Except as set forth in Section 3.5 of the Disclosure Schedule, no Company Entity owns, directly or indirectly, any shares of capital stock or other equity rights, or securities or interests convertible into or exchangeable for capital stock or equity rights, in any other entity.
vi.Business Information
.
1.Seller has delivered to Buyer the following information for the fiscal years 2018 and 2019 and the three (3) months ended March 31, 2020 (collectively, the “Business Information”), which is attached as Section 3.6(a)(i) of the Disclosure Schedule: (i) the revenue of current customers who are not Affiliates of Seller, (ii) the cost of goods sold to current customers who are Affiliates of Seller; (iii) the cost of goods sold to current customers who are not Affiliates of Seller; and (iv) the following operating metrics of current customers who are Affiliates of Seller: (1) total number of all non-canceled, attested trips; (2) total mileage of all non-canceled, attested trips; (3) total membership and (4) total member months. The Business Information described in subsections (i) and (iii) above was prepared in accordance with GAAP except as set forth in Section 3.6(a)(ii) of the Disclosure Schedule, and the Business Information is correct and complete in accordance with the Company’s books and records.
2.The Business Information was derived from the books and records of the Company Entities. The Company Entities have made and kept their true, correct and complete books and records and accounts, which accurately and fairly reflect, in reasonable detail, the activities of the Company Entities in all material respects.
3.The Business Information was prepared in accordance with the accounting procedures of Parent. Parent maintains disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act.
vii.Excluded Liabilities
.
1.To the Knowledge of the Company, the Excluded Liabilities include all of the material Liabilities of the Company Entities other than the Liabilities related to the Material Contracts.
2.Section 3.7(b) of the Disclosure Schedule lists the ongoing obligations of the Company under the Excluded Liability listed on Schedule 1.1(b)(m) of the Disclosure Schedule.
viii.Absence of Certain Changes
. Except for the matters contemplated by this Agreement, since December 31, 2019 (a) each Company Entity has conducted its business in the ordinary course consistent with past practice in all material respects and (b) a Material Adverse Effect has not occurred.
ix.Legal Proceedings
. Except as set forth in Section 3.9 of the Disclosure Schedule, there are no and since September 19, 2017, and to the Knowledge of the Company, during the three (3) years prior hereto, there have not been any Actions: (a) brought by or against any Company Entity or that are pending, or, to the Knowledge of the Company, threatened against any Company Entity, or (b) challenging the validity or enforceability of this Agreement and the other Transaction Documents. None of the Company Entities are subject to any judgments, decrees, injunctions, required undertakings, corrective action plans or orders of any Governmental Entity. Except as set forth in Section 3.9 of the Disclosure Schedule, since September 19, 2017 and to the Knowledge of the Company, during the three (3) years prior hereto, there have not been any orders rendered against, or any settlements effected by, any Company Entity in connection with any Actions brought by or against any Company Entity.

x.Compliance with Laws
.
1.Each Company Entity is, and since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, has been, in compliance in all material respects with all Laws applicable to the operation of the Business or the ownership or use of any of their assets.  Except as set forth in Section 3.10(b) of the Disclosure Schedule, no Company Entity has received, since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, any written notice from any Governmental Entity or other Person regarding any actual, alleged or potential violation of or failure to comply with any Law.
2.Section 3.10(b) of the Disclosure Schedule contains a true and complete list of each material Governmental Authorization that is held by any Company Entity.  Each such Governmental Authorization is valid and in full force and effect.  Each Company Entity is, and since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, has been, in compliance in all material respects with each such Governmental Authorization.  No Company Entity has received, at any time since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, any written notice from any Governmental Entity or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. The Governmental Authorizations listed in Section 3.10(b) of the Disclosure Schedule collectively constitute the Governmental Authorizations necessary to permit the Company Entities to lawfully conduct and operate the Business in the manner it is currently conducted in all material respects.
3.Neither the Company Entities nor, to the Knowledge of the Company, any director, officer, manager, employee or agent of any Company Entity, has directly or indirectly (i) offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits or contributions to any actual or potential customer, Payor, vendor, governmental employee or other Person in a position to assist or hinder a Company Entity in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office in violation of any Law or (ii) maintained any unrecorded fund or asset of any Company Entity for any improper purpose or made any false entries on its books and records for any reason.
xi.Compliance with Healthcare Laws
.
1.The Company Entities are, and since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, have been, in material compliance with all applicable Healthcare Laws. None of the Company Entities nor, to the Knowledge of the Company, any of their officers, directors or employees, have since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, been, party to a corporate integrity agreement or deferred prosecution agreement with any Governmental Entity and do not have any reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity. None of the Company Entities, nor, to the Knowledge of the Company, any of their officers, directors, or owners, are or have been since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, a defendant in any qui tam/False Claims Act litigation, or served with or received any search warrant, subpoena, civil investigative demand or contact letter by or from any Governmental Entity. None of the Company Entities have since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, made a voluntary disclosure to any Governmental Entity under any Healthcare Law, whether pursuant to a self-disclosure protocol or otherwise, and none of the Company Entities are in the process of considering whether any such voluntary disclosure is required to or should be made.
2.None of the Company Entities nor any of their respective owners, members, directors, officers, employees or, to the Knowledge of the Company, agents are or have been since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017: (i) excluded, precluded, suspended or debarred from participating in any Government Reimbursement Program or by any Governmental Entity; (ii) charged with, subject to sanction, disciplinary action or convicted for a crime in connection with any Government Reimbursement Program or violation of any Healthcare Law or the subject of any Final Adverse Action (as defined in 42 C.F.R. §424.502), or (iii) received written notice that it is being investigated by any Government Reimbursement Program or Governmental Entity relating to any violation of any Healthcare Law. Furthermore, to the Knowledge of the Company, none of the actions described in the foregoing clauses (i) through (iii) has been threatened in writing. Since September 19, 2017, the Company Entities have screened, on at least an annual basis, all of their respective owners, members, officers, and employees against the Department of Health and Human Services Office of the Inspector General (the “OIG”) List of Excluded Individuals/Entities and the System for Award Management’s excluded parties data (see http://exclusions.oig.hhs.gov/ and http://sam.gov).
3.All employees and, to the Knowledge of the Company, all independent contractors of the Company Entities who are required by applicable Healthcare Laws to have a license or certification in order to provide services to or on behalf of, the applicable Company Entity (each, a “Healthcare Professional”) are, and at all times during which such Healthcare Professionals have provided any health care services to or on behalf of the Company Entity have been, duly licensed and certified in each applicable jurisdiction as required by applicable Healthcare Law. To the Knowledge of the Company, each Healthcare Professional currently providing services for any Company Entity is in good standing with the applicable licensing board.
4.None of the Company Entities nor, to the Knowledge of the Company, any of their respective owners, members, directors, officers, employees, or agents, have since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, paid, solicited, received, or accepted remuneration (i.e., anything of value) in exchange for, or as an inducement to encourage, referrals for health care items or services on behalf of any of the Company Entities. None of the Company Entities, nor to the Knowledge of the Company, any of respective owners, members, directors, officers, employees or agents had since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, have had any direct or indirect financial relationships with any healthcare facility or provider that does not comply with any applicable federal or state fraud and abuse Laws.
5.Each Company Entity is, and since September 19, 2017 has been continuously, eligible to receive payment without restriction under the Government Reimbursement Programs and in material compliance with the conditions of participation for all Government Reimbursement Programs in which it participates. Since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, each Company Entity’s billing practices have been in compliance with all applicable Healthcare Laws and requirements of all Payors billed by any Company Entity, and the Company Entities have not billed or received any payment or reimbursement in excess of amounts allowed by such Healthcare Laws or Payor requirements. Since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, none of the Company Entities have relating solely to the operation of the Business: (1) knowingly and willfully made or caused to be made a false statement or representation of a fact in any application for any benefit or payment directly payable by a Government Reimbursement Program; (2) knowingly and willfully made or caused to be made any false statement or representation of a fact for use in determining rights to any benefit or payment directly payable by a Government Reimbursement Program; (3) failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment directly payable by a Government Reimbursement Program. The Company Entities have implemented compliance programs reasonably designed to cause the Company Entities to be in compliance in all material respects with applicable Healthcare Laws.
xii.Privacy
.
1.Each Covered Entity and Business Associate (each as defined in HIPAA) owned by any Company Entity, including but not limited to any group health plan sponsored by any Company Entity, is in and, since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, has been in compliance in all material respects with, the applicable requirements of Privacy Laws. The Company Entities are, and since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, have been, in material compliance with (i) all Contracts in effect between any Company Entity and any Covered Entity or Business Associate that apply to or restrict the use, disclosure or security of Personal Information by such Company Entity (collectively, the “Privacy Agreements”); and (ii) the terms of any consents, authorizations, waiver of authorization or other permission pursuant to which the Company Entities access, use, disclose, or have accessed, used or disclosed, Personal Information (collectively, “Privacy

Consents”). The Company Entities have in place, and the Company Entities comply and since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, have complied in all material respects with, written policies to protect the security and privacy of Personal Information. The Company Entities have made available to Buyer copies of all privacy and security policies and notices governing any Company Entity’s use or disclosure of Personal Information. The Company Entities have the right pursuant to the Privacy Agreements, the Privacy Consents and their privacy and security policies to use and disclose Personal Information for the purpose such information is and has been used and disclosed by the Company Entities. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information resulting from such transactions, will materially violate any Company Entity policies, any Privacy Agreements or any Privacy Consents as such currently exist or as existed at any time during which any of such Personal Information or customer information was collected or obtained.
2.The Company Entities have, and since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, have maintained, commercially reasonable physical, technical, organizational and administrative security safeguards to protect all Personal Information collected by the Company Entities or on their behalf from and against unauthorized access, use and/or disclosure and that comply with all Privacy Agreements, all Privacy Consents and applicable Privacy Laws in every jurisdiction where the Company Entities operate. Since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, no Person has withdrawn his or her consent to any use or processing of his or her Personal Information or requested erasure of their Personal Information by the Company Entities where the Company Entities have not complied with such request.
3.Since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, none of the Company Entities have received any complaint from any Person regarding any Company Entity’s or any of its respective agents, employees or contractors’ uses or disclosures of, or security practices or security incidents regarding, Personal Information. Since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, there have not been any material non-permitted uses or disclosures, any material security incidents or any breaches involving Personal Information held or collected by or on behalf of any Company Entity. No Company Entity is subject to any pending Action or, to the Knowledge of the Company, is any Action threatened against any Company Entity (and to the Knowledge of the Company, no such Action is likely to be asserted against any Company Entity) by any Person alleging (i) a violation of any Company policies, Privacy Consents or any Privacy Agreements; (ii) a violation of any Person’s privacy, personal or confidentiality rights under any Privacy Laws, or (iii) the material failure of any Company Entity with respect to any security audit. No Company Entity has notified, either voluntarily or as required by any Privacy Law, any affected individual, any customer, any Governmental Entity, or the media of any breach or non-permitted use or disclosure of Personal Information, and no Company Entity is currently planning to conduct any such notification or investigating whether any such notification is required.

xiii.Employee Benefit Plans.

1.No Employee Plan that is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 or Section 303 of ERISA or Section 412 or Section 436 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, would have any Liability to the Company or Buyer.
2.There are no Employee Plans which promise or provide health, life or other welfare benefits to current or former Company Employees following termination of employment or other service (including retirement), or which provide severance benefits to such Company Employees, except as otherwise required by Section 4980B of the Code or comparable state statute which provides for continuing health care coverage, that would have any Liability to the Company or Buyer.
xiv.Labor
.
1.The Company Entities are in compliance, in all material respects, with all Laws relating to the employment of labor, including, but not limited to, provisions thereof relating to wages, hours, equal opportunity, work authorization (including applicable I-9 requirements), collective bargaining, the payment of social security and other Taxes, pay equity, discrimination, harassment, retaliation, worker classification (including the proper classification of employees as exempt or non-exempt and workers as independent contractors), wage payment, overtime compensation, child labor, hiring, promotion and termination of employees, reductions in force, pay in lieu of notice, working conditions, meal and break periods, privacy, occupational safety and health, employee record keeping, fair employment practices, workers’ compensation, plant closings, disability rights or benefits, reasonable accommodations, labor relations, unfair labor practices, employee leave issues, unemployment insurance, or any other labor and employment-related matter.
2.As of the Closing Date, there are no employment, consulting, severance, retention, termination or change-of-control Contracts between any Company Entity and any Company Employee or independent contractor.
3.Each Company Entity has paid or made provision for payment of all salaries and wages and any other form of compensation, which are payable by such Company Entity to any Company Employees and independent contractors, accrued through the Closing Date. The Company Entities are not liable for any arrears of wages or any Taxes or penalties for failure to comply with the foregoing.

4.Since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, there have been no Actions pending, or, to the Knowledge of the Company, threatened against any Company Entity, regarding any labor and employment-related matters (including without limitation, any administrative charges, complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or employment-related multi-claimant or class action claims) or any other claims arising from or relating to the employment of any of the employees of any Company Entity or relationship of any Company Entity with any independent contractor. The Company is not party to or otherwise bound by any consent decree with or citation from any Governmental Entity relating to employees or employment practices.
5.No Company Entity is a party to any labor, union or collective bargaining agreement or other similar agreement, and no union or labor organization has been certified or recognized as the representative of any of the Company Employees, or to the Knowledge of the Company, is seeking such certification or recognition or is attempting to organize any of such Company Employees. To the Knowledge of the Company, no petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Entity seeking recognition of a collective bargaining agreement. There are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Employees. Since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, there has not occurred or, to the Knowledge of the Company, been threatened any labor disputes, strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Company Employees.
6.Since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, no Company Entity has effectuated: (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Company Entity; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of any Company Entity. The Company has not taken any actions concerning the Company Employees prior to the date hereof that would require the service of notice under the WARN Act.
xv.Taxes
. Except as set forth in Section 3.15 of the Disclosure Schedule:
1.Each of the Company Entities (i) timely filed (or has had timely filed on its behalf) with appropriate taxing authorities all Tax Returns required to be filed by it, and such Tax Returns are correct, complete and accurate in all material respects; (ii) timely and properly paid all Taxes due and payable by the Company Entities, whether or not shown on such Tax Returns; and (iii) timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee of the Company Entities, independent contractor, creditor, member or other third party.

2.There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any assets of the Company Entities. Since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, no Company Entity has commenced a voluntary disclosure proceeding in any state, local or foreign jurisdiction that has not been fully resolved or settled. Since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2015, no Company Entity has entered into a “closing agreement” within the meaning of Section 7121 of the Code (or similar agreement under any corresponding provision of state, local or foreign Law) that would be in effect and binding on any of the Company Entities after the Closing.
3.No deficiency for any Taxes has been proposed, asserted or assessed against the Company Entities that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company Entities regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding. There is no pending Tax audit, investigation or examination or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of any of the Company Entities, nor has there been any written notice to any of the Company Entities by any taxing authority regarding any such audit, investigation, examination or proceeding.
4.Since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2015, written claim has been made by a taxing authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction.
5.None of the Company Entities has participated in any listed transaction as defined under Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).
6.None of the Company Entities (i) is or has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a member of any consolidated, affiliated, unitary, combined or other similar group under any provision of state, local or foreign law, (ii) has liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise, or (iii) is party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.
7.None of the Company Entities is required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign income Tax laws), for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax laws) executed on or prior to the Closing

Date, or (v) election under Section 108(i) of the Code. No Company Entity has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code.
8.Since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, each of the Company Entities has been properly treated for federal income tax purposes and all applicable state and local income tax purposes as an entity disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii).
9.Each of the Company Entities has properly collected and remitted all sales, use, value added and similar Taxes with respect to any sales or provision of services to its customers and any leases. With respect to sales, provisions of services and leases that were exempt from sales, use, value added and similar Taxes and that were made without charging or remitting sales, use, value added or similar Taxes, each of the Company Entities has complied in all material respects with applicable Laws regarding the receipt and retention of any appropriate Tax exemption certificates and other documentation qualifying such sales, leases or provision of services as exempt.
10.None of the Company Entities owns an interest in an entity or is a party to any joint venture or arrangement, in each case, that is classified as a partnership for U.S. federal income Tax purposes.
11.None of the Company Entities has elected to defer any Taxes, including the employer-portion of any payroll Tax for which any Company Entity will have future Tax liability under the Coronavirus Aid, Relief, and Economic Security Act.
12.Since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, none of the Company Entities has requested or received any ruling with respect to Taxes from any Governmental Entity. Since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, none of the Company Entities has a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or any other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of the Company Entities.
13.None of the Company Entities has or has had since September 19, 2017 and, to the Knowledge of the Company, since January 1, 2017, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States.
14.The Company Entities have complied in all material respects with applicable Laws regarding escheatment and the reporting of unclaimed property to the appropriate Governmental Entities.
15.Section 3.15(o) of the Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed by, or on behalf of, each Company Entity (but excluding, for the sake of clarity, any Tax Returns required to be filed by Seller or any of its Affiliates, other than the Company Entities) for taxable periods beginning on or after January 1, 2018.
xvi.Material Contracts
.
1.Section 3.16(a) of the Disclosure Schedule lists each of the following Contracts to which a Company Entity is a party as of the effective time of the Closing or for which a Company Entity has ongoing obligations (collectively, the “Material Contracts”):
a.any Contract with any insurance company, health maintenance organization, accountable care organization and/or other private or governmental third-party payor to which any Company Entity is a party;
b.any Contract containing any covenant or provision in effect prohibiting, restricting or limiting any Company Entity from engaging in any line of business or competing with any Person in any geographic area or during any period of time;
c.any Contract relating to Intellectual Property that any Company Entity reasonably anticipates will result in $100,000 or more of payments in 2020 or for Intellectual Property valued at more than $100,000;
d.any note, debenture, guarantee, mortgage, loan agreement or indenture or other agreement relating to Indebtedness with a principal amount in excess of $100,000;
e.any joint venture or partnership agreement that is in effect or under which any Company Entity has ongoing obligations;
f.any Contract in effect that contains a covenant granting to any Person other than the Company Entities a put right, right of first refusal, right of first offer, “most favored nation” or similar preferential treatment that is material to any Company Entity;
g.any Contract involving any resolution or settlement of any actual or threatened Action involving any Company Entity (other than such Contracts for which confidentiality obligations are the only ongoing obligation of the Company Entity);
h.any Contract with any Governmental Entity;
i.any Contracts or purchase orders for capital expenditures or the acquisition or construction of fixed assets requiring the payment following the date of this Agreement by any Company Entity, of an amount in excess of $100,000;
j.any Contracts entered into by any Company Entity on or after September 20, 2017 or, if earlier and to the Knowledge of the Company, under which any Company Entity has ongoing obligations, in either case relating to any acquisition or disposition by any Company Entity to or from any other Person, directly or indirectly (by merger, consolidation, business combination or otherwise), of any assets, rights or properties, entered into by any Company Entity;
k.any corporate integrity agreements, non or deferred prosecution agreement, corrective action plan, or other settlement or similar agreements with any Governmental Entity under which any Company Entity has ongoing obligations;
l.any Contract having a value per contract, or involving payments by or to any Company Entity, of at least (x) $100,000 during any twelve-month period, or (y) $250,000 in the aggregate;
m.any collective bargaining agreement or contract with any labor union;
n.any Contract with a Material Customer;
o.any Contract with a Material Supplier; and
p.any written commitment to enter into a Material Contract.
2.The Company has made available to Buyer a correct and complete copy of each Material Contract. Each Material Contract is in full force and effect, is binding and enforceable in accordance with its terms and is not subject to any claims, charges, set-offs or defenses, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and subject to general principles of equity. Except as set forth in Section 3.16(b) of the Disclosure Schedule, no Company Entity is in material breach or default, nor, to the Knowledge of the Company, is any other party to any Material Contract in material breach or default under such Contract. Since January 1, 2020, no Company Entity has received or given written notice from any counterparties in connection with any Material Contract of (i) any material breach or default under any Material Contract, or (ii) any claim for damages or indemnification.
3.There are no renegotiations or, to the Knowledge of the Company, outstanding rights to negotiate, any amount to be paid or payable to or by any Company Entity under any Material Contract other than with respect to non-material amounts in the ordinary course of business, and no Person has made a written demand for such negotiations. No Company Entity has released or waived any of its rights under any Material Contract.
xvii.Intellectual Property
.
1.Since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017: (i) the Company Entities have owned or had sufficient rights to use all

Intellectual Property used in connection with the operation of the Business, (ii) neither the conduct of the Business nor the Company Intellectual Property (or use of it) has infringed upon, misappropriated, violated or engaged in unfair competition with, or is infringing, misappropriating, violating or engaging in any unfair competition with, any Intellectual Property rights of any Person, and (iii) there has been no Action pending, asserted, or threatened in writing against any Company Entity alleging any infringement, misappropriation, violation or unfair competition or otherwise concerning the ownership, validity, registerability, enforceability, violation or use of, or licensed right to use, any Company Intellectual Property in any material respect.
2.Since September 19, 2017, and, to the Knowledge of the Company, since January 1, 2017, the Company Entities have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of Personal Information and customer data or information (including any personal or device-specific information) in its possession or control.
3.The Company is the sole owner of all right, title, and interest in the Marks (including all of the goodwill associated therewith) and the sole owner of all right, tile, and interest in and registrant of the Domain Names, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The registrations for the Domain Names have not expired and have not been cancelled or abandoned.
xviii.Real Property
.
1.No Company Entity owns any real property. As of the Closing Date, No Company Entity is a party to any other oral or written agreement conveying any interest in real property, including, without limitation, leases, subleases and licenses.
2.There is no pending, nor, to the Knowledge of the Company, threatened in writing, (i) condemnation or eminent domain proceeding against any part of any lease, sublease, license, use and occupancy or other similar arrangement pursuant to which any Company Entity or any of its Affiliates has agreed to make rental payments or has any other obligations (collectively, the “Leases”) by any Governmental Entity; (ii) special assessment against the Leases; or (iii) action against any Company Entity for breach of any restrictive covenant affecting any of the Leases.
3.No Company Entity has an interest in, or any right or obligation to acquire any interest in, any other real property.
xix.Environmental Matters
.

1.Each Company Entity is and at all times since September 19, 2017, and, to the Knowledge of the Company, during the six (6) years prior hereto, has been in compliance, in all material respects, with each, and not in violation of any, applicable Environmental Law, including having and complying with all licenses, permits and approvals required for each Company Entity’s operations under Environmental Law. Except as set forth in Section 3.19(a)(i) of the Disclosure Schedule, no Company Entity has received written notice or has knowledge of any verbal notice, from any person (i) alleging liability under, a violation of or non-compliance with any Environmental Law or (ii) relating to the presence or alleged presence of or exposure to Hazardous Materials in, under or upon the real property subject to a Lease.
2.There has been no Release or threatened Release of Hazardous Materials in a material or reportable quantity on, in, at, under, to or from any real property subject to a Lease, in violation of any Environmental Law. No Company Entity has any liability under any Leases for any environmental conditions or Hazardous Materials at any real property subject to a Lease, or any former real properties at which any Company Entity was located. No asbestos, polychlorinated biphenyls, lead-based paint, toxic mold, or underground storage tanks are present at, in, on or under any the real property subject to a Lease, and no Company Entity uses or has used Hazardous Materials at the real property subject to any Lease.
3.No Company Entity has any material liability under any Environmental Law or relating to Hazardous Materials nor is any Company Entity responsible for any material liability of any other Person under any Environmental Law or relating to Hazardous Materials.
xx.Material Customers and Material Suppliers
.
1.Section 3.20(a) of the Disclosure Schedule sets forth a true and complete list of each of the top ten (10) customers of the Company Entities other than Seller or any of its Affiliates (in dollars of sales to such customers) (the “Material Customers”), for the fiscal year ended December 31, 2019, and the amount of sales to each Material Customer during such fiscal year.
2.Section 3.20(b) of the Disclosure Schedule sets forth a true and complete list of each of the suppliers of the Company Entities (in dollars of purchases from such suppliers), other than other than Seller or any of its Affiliates or suppliers party to Contracts that are Excluded Assets (the “Material Suppliers”), for the fiscal year ended December 31, 2019, and the amount of purchases from each Material Supplier during such fiscal year.
3.Since January 1, 2020, no Material Customer: (i) has provided any Company Entity any written notice or communication terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such Material Customer and such Company Entity, or (ii) has cancelled or otherwise terminated any Contract with any Company Entity.

xxi.Transactions with Affiliates
. Except as set forth in Section 3.21 of the Disclosure Schedule, there are no Contracts providing for the provision of goods or services between any of the Company Entities, on the one hand, and any employee, officer, director or stockholder of the Company Entities (or any of its or their employees, officers, directors, stockholders, or members), or any member of any such Person’s immediate family, on the other hand (other than, in the case of any employee of a Company Entity, any employment Contract).
xxii.Intercompany Accounts
. All intercompany accounts, intercompany agreements and other intercompany Liabilities between Seller or its Affiliates, on the one hand, and the Company Entities, on the other hand, have been settled or otherwise eliminated without any further liability to the Company Entities.
xxiii.Directors and Officer’s Insurance
. Seller holds insurance policies that provide (i) directors’ and officers’ liability, (ii) fiduciary liability, and (iii) employment practices liability. Seller shall maintain such insurance coverage for a period of six (6) years after the Closing Date, with at least the same coverage as currently maintained by Seller. The insurance coverage shall apply in each case, with respect to matters existing or occurring on or prior to the Closing Date (including in connection with this Agreement or the transactions contemplated hereby).
xxiv.Finders’ or Advisors’ Fees
. No Company Entity nor any of its managers (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
xxv.No Other Representations
. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR ARTICLE IV, THE COMPANY AND SELLER EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR THE COMPANY’S ASSETS, AND THE COMPANY AND SELLER SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN

EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND ARTICLE IV HEREOF, THE COMPANY AND SELLER HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE AVAILABLE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY, SELLER OR ANY OF THEIR AFFILIATES). NEITHER THE COMPANY NOR SELLER MAKES NOR HAS EITHER MADE ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY.
III.

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as of the date hereof as follows:
i.Formation; Power; Authorization; Enforceability
.
1.Seller is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its organization. Seller has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and, subject to the satisfaction or, if permitted, waiver of the conditions set forth in ARTICLE VII hereof, to perform its obligations hereunder and thereunder.
2.The execution and delivery of this Agreement and the other Transaction Documents to which Seller is, or is specified to be, a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of Seller and no other action on the part of Seller is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, or to perform its obligations hereunder or thereunder.
3.This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery of this Agreement by each of the other parties hereto) constitutes, and the other Transaction Documents to which Seller is, or is specified to be, a party, when executed and delivered (assuming in each case due authorization, execution and delivery by each of the other parties thereto) will constitute, a valid and binding agreement of Seller enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).
ii.No Violations; Governmental Authorizations
.
1.The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, will not, and the consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and compliance by Seller with any of the provisions hereof or thereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, (i) the organizational documents of Seller, (ii) any Contract to which Seller is a party or any of its properties or other assets is subject except to the extent such violation, breach or default does not impede the consummation of the transactions contemplated hereby, or (iii) assuming compliance with the matters referred to in Section 4.2(b) below, any violation of Law applicable to Seller.
2.No Governmental Authorization is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, or the performance by Seller of its obligations hereunder or thereunder.
iii.Legal Proceedings
. There is no Action pending, or, to the knowledge of Seller, threatened against Seller challenging the validity or enforceability of this Agreement or the other Transaction Documents or seeking to enjoin or prohibit consummation of the transactions contemplated hereby or thereby.
iv.Units
. Seller owns, beneficially and of record, all of the Units, free and clear of any and all Encumbrances. Seller does not own any other securities of any Company Entity. Except as set forth in the Transaction Documents or the Company’s Organizational Documents, there are no agreements or other rights or arrangements existing which provide for the sale, purchase, exchange or other transfer by Seller of any Units or beneficial ownership of Units owned by Seller or other equity or securities of any other Company Entity.
v.Solvency
. Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated hereby. In addition, immediately after giving effect to the consummation of the transactions contemplated hereby, (a) Seller will be able to pay its debts as they become due, and (b) Seller will have assets (calculated at fair market value) that exceed its liabilities.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts in accordance with their terms.
vi.Finders’ or Advisors’ Fees
. Seller has not, and none of its members, officers, managers, employees, trustees or agents have, employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
IV.

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the date hereof as follows:
i.Formation; Power; Authorization; Enforceability
.
1.Buyer is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization. Buyer has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and, subject to the satisfaction or, if permitted, waiver of the conditions set forth in ARTICLE VII hereof, to perform its obligations hereunder and thereunder.
2.The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is, or is specified to be, a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of Buyer and no other action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, or to perform its obligations hereunder or thereunder.
3.This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery of this Agreement by each of the other parties hereto) constitutes, and the other Transaction Documents to which Buyer is, or is specified to be, a party, when executed and delivered (assuming in each case due authorization, execution and delivery by each of the other parties thereto) will constitute, a valid and binding agreement of Buyer enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

ii.No Violations; Governmental Authorizations
.
1.The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, will not, and the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and compliance by Buyer with any of the provisions hereof or thereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, (i) the organizational documents of Buyer, (ii) any Contract to which Buyer is a party or any of its properties or other assets is subject except to the extent such violation, breach or default does not impede the consummation of the transactions contemplated hereby, or (iii)  any Law applicable to Buyer.
2.No Governmental Authorization is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, or the performance by Buyer of its obligations hereunder or thereunder.
iii.Legal Proceedings
. There is no Action pending, or, to the Knowledge of Buyer, threatened against Buyer challenging the validity or enforceability of this Agreement or the other Transaction Documents or seeking to enjoin or prohibit consummation of the transactions contemplated hereby.
iv.Available Funds
. Buyer currently has, or will have as of the Closing, sufficient cash available to pay all amounts to be paid by Buyer in connection with this Agreement and the transactions contemplated by this Agreement.
v.Finders’ or Advisors’ Fees
. Neither Buyer, nor any of its directors, members, officers, managers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
vi.No Reliance
. Except for the representations and warranties contained in Article III (as modified by the Disclosure Schedule) and Article IV, none of the Company Entities or Seller or any of their respective Affiliates, directors, officers, employees, Subsidiaries, controlling Persons, agents or other representatives or any other Person has made or makes or is authorized to make, and Buyer hereby waives, any other express or implied representation or warranty, express or implied, whether written or oral, on behalf of the Company, the Company Entities, Seller or their respective Affiliates, directors, officers, employees, Subsidiaries, controlling Persons, agents or other representatives or any other Person. Buyer specifically acknowledges and agrees that none of the Company Entities or Seller or their Affiliates makes or has made any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to Buyer with respect to the performance of the Company Entities either before or after the Closing Date. Buyer acknowledges that they have conducted to its satisfaction its own independent investigation of the condition, operations and businesses of the Company Entities and, in making its determination to proceed with the transactions contemplated herein, Buyer has been provided and have evaluated such documents and information as it has deemed necessary and has relied solely on the results of its own independent investigation and verification and the representations and warranties expressly set forth in Article III (as modified by the Disclosure Schedule) and Article IV.
V.

COVENANTS
i.Publicity
. Seller and Buyer shall communicate and cooperate with each other prior to any press release or public disclosure of the transactions contemplated by this Agreement. Seller and Buyer agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except such release or announcement as may be required by Law or the rules and regulations of any stock exchange upon which the securities of one of the Company’s Affiliates, Seller or one of its Affiliates, or Buyer or one of its Affiliates are listed, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
ii.Confidentiality
.
1.The parties hereby agree that the Confidentiality Agreement shall terminate as of the Closing.
2.After the Closing,
a.Seller shall hold, and shall use its reasonable best efforts to cause its Affiliates, and their respective members, officers, managers, employees and agents to hold, in strict confidence from any Person, all documents and information regarding the Company Entities;
b.Buyer shall hold, and shall use its reasonable best efforts to cause its Affiliates, and their respective officers, managers, employees and agents to hold, in strict confidence from any Person, all documents and information concerning Seller made available to or furnished to it by the Company or the Company’s officers, managers, employees, agents or Affiliates, in connection with this Agreement or the transactions contemplated hereby; provided, however, that the foregoing restrictions shall not apply to Buyer’s or any of its Affiliates’ use or disclosure of documents and information concerning any Company Entity made available to or furnished by or on behalf of the Company;
unless in the case of either (i) or (ii) above: (A) such party is compelled to disclose such documents or information by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Entities) or by other requirements of Law, (B) such documents or information are disclosed in an action or proceeding brought by a party in pursuit of its rights or in the exercise of its remedies hereby; provided in the case of clause (A) or (B) such party agrees to give the other party prompt notice of such requirement and will cooperate with the other party if the other party desires to seek a protective order and provided further, absent the entry of a protective order, such party may disclose such information to the extent required without liability under this Agreement and such party agrees to cooperate with the other party’s reasonable commercial requests, at the other party’s expense, in its efforts to obtain reliable assurances that confidential treatment will be accorded to such information or documents, or (C) such documents or information can be shown to have been (I) in the public domain (either prior to or after the furnishing of (or making available) such documents or information hereby) through no fault of such receiving party or (II) later acquired by the receiving party from another source if, to the knowledge of the receiving party after reasonable inquiry, such source is not under an obligation to another party to keep such documents and information confidential.
iii.Indemnification of Managers and Officers
. To the fullest extent permitted by Law, for a period of six (6) years following the Closing, all rights to indemnification, as provided in the Organizational Documents in effect on the Closing Date, in favor of the current or former employees, managers and/or officers of any Company Entity with respect to their activities on behalf of the Company Entities prior to the Closing, shall survive the Closing and shall continue in full force and effect (without amendment adverse to such employees, managers and/or officers), and neither Buyer nor the Company shall intentionally derogate such rights.
iv.Assistance with SEC Filings
. For a period of one (1) year following the Closing Date, upon reasonable request from Buyer, Seller agrees to use its commercially reasonable efforts to provide Buyer with historical financial information to assist Buyer or its Affiliates in making its SEC filings to the extent related to the Purchased Assets. Buyer shall reimburse Seller for all out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by Seller in connection with providing assistance under this Section 6.4.
v.Tax Matters
.

1.Seller shall prepare or cause to be prepared any Tax Returns of the Company Entities for any taxable periods ending on or before the Closing Date that are due after the Closing Date (the “Seller Prepared Tax Returns”). All Seller Prepared Tax Returns shall be prepared in a manner consistent with past practices of the Company Entities, to the extent such past practice complies with applicable Law. No later than thirty (30) days prior to the due date (including extensions) for filing any Seller Prepared Tax Return (or, in the case of Seller Prepared Tax Returns for Taxes other than income Taxes, such shorter period as is reasonable under the circumstances), Seller shall deliver the Seller Prepared Tax Returns to Buyer for review and comment. Seller shall make all changes with respect to Seller Prepared Tax Returns as are reasonably requested by Buyer and shall deliver such Seller Prepared Tax Returns to Buyer no later than five (5) days prior to the due date (including extensions) for filing such Seller Prepared Tax Return. Buyer shall file or cause to be filed the Seller Prepared Tax Returns on or prior to the due date (including extensions) for filing such Seller Prepared Tax Returns. Buyer shall timely pay all Taxes due as reflected on such Seller Prepared Tax Returns; provided that, Seller shall remit to Buyer an amount equal to the Taxes due as reflected on such Seller Prepared Tax Returns at least five (5) days prior to the due date (including extensions) for filing such Seller Prepared Tax Returns.
2.Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company Entities for any Straddle Period (the “Buyer Prepared Tax Returns”). All Buyer Prepared Tax Returns shall be prepared in a manner consistent with past practices of the Company Entities, to the extent such past practice complies with applicable Law. No later than thirty (30) days prior to the due date (including extensions) for filing any Buyer Prepared Tax Return (or, in the case of Buyer Prepared Tax Returns for Taxes other than income Taxes, such shorter period as is reasonable under the circumstances), Buyer shall deliver the Buyer Prepared Tax Returns to Seller for review and comment. Buyer shall make all changes with respect to Buyer Prepared Tax Returns as are reasonably requested by Seller no later than five (5) days prior to the due date (including extensions) for filing such Buyer Prepared Tax Return. Buyer shall file or cause to be filed the Buyer Prepared Tax Returns on or prior to the due date (including extensions) for filing such Buyer Prepared Tax Returns. Buyer shall timely pay all Taxes due as reflected on such Buyer Prepared Tax Returns; provided that, Seller shall remit to Buyer an amount equal to the Taxes due as reflected on such Buyer Prepared Tax Returns, to the extent that such Taxes are apportioned to the portion of the Straddle Period ending on the Closing Date, at least five (5) days prior to the due date (including extensions) for filing such Buyer Prepared Tax Returns. In the case of any Straddle Period, (i) real and personal property and similar ad valorem Taxes shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a daily pro-rata basis, and (ii) all other Taxes (e.g., income, receipts, sales, payroll and other similar Taxes) shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a closing of the books basis as of the end of the Closing Date.
3.In the event of a Tax contest, audit, or other proceeding relating to a taxable period ending on or before the Closing Date (each a “Pre-Closing Tax Contest”), or relating to a Straddle Period (each a “Straddle Period Tax Contest”), the following provisions shall control:
a.No more than fifteen (15) days after Buyer or the Company receives written notice of a Pre-Closing Tax Contest or a Straddle Period Tax Contest, Buyer will notify Seller in writing of such Pre-Closing Tax Contest or Straddle Period Tax Contest.
b.Seller shall have the right to control the defense of a Pre-Closing Tax Contest, provided, however, that Buyer shall have the right to participate, at Buyer’s own expense, in any Pre-Closing Tax Contest, and provided, further, that Seller shall not settle or compromise any such Pre-Closing Tax Contest without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
c.Buyer shall have the right to control the defense of a Straddle Period Tax Contest, provided, however, that Seller shall have the right to participate, at Seller’s own expense, in any Straddle Period Tax Contest, and provided, further, that Buyer shall not settle or compromise any such Straddle Period Tax Contest without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
4.Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, retaining and (upon the other party’s request) providing records and information which are reasonably available and relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
5.Seller shall be entitled to receive from Buyer or the Company Entities all refunds and credits of Taxes with respect to a taxable period or portion of a Straddle Period ending on or before the Closing Date. Promptly upon receipt of any refund or application of any credit of Taxes, and in no event later than five (5) days after receipt by Buyer or the Company Entity or any of their Affiliates, Buyer will, and will cause the relevant Company Entity to deliver and pay over, by wire transfer of immediately available funds, such refund of Taxes to Seller.
6.Buyer and Seller shall each pay one-half of all Transfer Taxes in a timely manner, regardless of the Person on whom such Taxes are imposed by law. Seller shall prepare and file any Tax Return required to be filed in connection with such Taxes and Buyer shall reasonably cooperate with Seller in connection with the preparation and filing of such Tax Return.
7.Within thirty (30) Business Days after the final calculation of Final Purchase Price, Buyer shall provide Seller with a completed schedule allocating the Final Purchase Price among the assets of the Company Entities in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and a valuation report from a reputable third-party valuation firm engaged by Buyer, at Buyer’s sole expense, for such purpose (the “Purchase Price Allocation”), for Seller’s review, comment, and approval. Seller shall notify Buyer of any objections to the Purchase Price Allocation within thirty (30) Business Days of receipt of the Purchase Price Allocation, and Buyer and Seller shall endeavor within the next thirty (30) Business Days to resolve such dispute in good faith. The parties shall report, act and file all Tax Returns in all respects and for all purposes consistent with the Purchase Price Allocation and this Section 6.5(g), and no party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Purchase Price Allocation or this Section 6.5(g) unless required to do so by applicable law. If the Purchase Price is adjusted in any manner as provided in this Agreement, the Purchase Price Allocation shall be adjusted as mutually agreed by the parties to reflect such adjustments to the consideration paid pursuant to this Agreement.
8.Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed, Buyer shall not, with respect to the Company Entities: (i) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company Entities for a taxable period (or portion thereof) ending on or before the Closing Date, (ii) extend or waive any statute of limitations or other period for the assessment of any Tax that relates to a taxable period (or portion thereof) ending on or before the Closing Date, (iii) apply to any taxing authority for any binding or non-binding opinion, ruling, or other determination, or voluntarily initiate any discussion or make any voluntary disclosure with any taxing authority, with respect to the Company Entities in relation to any act, matter, or transaction that occurred on or before the Closing Date or that relates to any a taxable period (or portion thereof) ending on or before the Closing Date, (iv) report any Tax deduction related to Transaction Expenses or any other compensatory amounts or transaction expenses that are paid or accrued on or before the Closing Date in a taxable period (or portion thereof) beginning after the Closing Date, (v) make or change any Tax election of the Company Entities for a taxable period (or portion thereof) ending on or before the Closing Date, (vi) file any Tax Return for any a taxable period (or portion thereof) ending on or before the Closing Date for the Company Entities in a jurisdiction where the Company have not previously filed Tax Returns for any Tax period, or (vii) in the case of each of the foregoing clauses (i) through (vi), take any action or enter into any transaction with respect to the Company Entities that would result in any increased Tax liability of the Company Entities with respect to any a taxable period (or portion thereof) ending on or before the Closing Date or would otherwise increase the indemnification obligations of Seller under ARTICLE VIII.
9.The Buyer Indemnified Parties shall not be entitled to be indemnified or held harmless under this Agreement for, and Seller shall not be responsible for any Taxes (i) incurred in respect of any taxable period (or portion thereof) beginning after the Closing Date, other than with respect to the representations made pursuant to Sections 3.15(g) and 3.15(h), (ii) attributable or relating to transactions outside the ordinary course of business that occur on the Closing Date after the Closing, (iii) previously paid by Seller pursuant to Section 6.5(a) in connection with a Seller Prepared Tax Return or Section 6.5(b) in connection with a Buyer Prepared Tax Return, or (iv) relating to the availability of or limitations on, or reductions in or changes to, any Tax attributes of the Company Entities (including net operating losses, credit carryovers, Tax basis and depreciation or amortization periods) with respect to any taxable period (or portion thereof) beginning after the Closing Date.
vi.Release
. Seller, on behalf of itself and its Affiliates, hereby releases and forever discharges the Company Entities from any and all claims, demands, damages and Liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which Seller or any Affiliate of Seller now has, has ever had, or may hereafter have against the Company Entities, in each case, which arise out of, are based upon or connected with facts or events occurring or in existence on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein will operate to release (a) any indemnification or other obligations of Buyer arising under this Agreement or any other Transaction Document; or (b) any rights to indemnification from the Company, pursuant to the articles of organization or the limited liability company agreement of the Company, relating to the period prior to the Closing.
vii.Employees and Employee Benefits
. Seller or the sole member of Seller will be responsible for (i) the payment of all wages and other remuneration due to employees with respect to their services as employees of the Company or any Company Subsidiary through the Closing Date; and (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage (including all administrative and notice obligations) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any other applicable Law, with respect to any Company or Company Subsidiary employees (including, for purposes of COBRA continuation, any qualified beneficiaries) who are terminated on or before the Closing Date (“Terminated Employees”), any individuals currently receiving COBRA coverage, individuals who are within the COBRA election period that timely elect COBRA coverage, and those individuals who are “M&A qualified beneficiaries” (as such term is defined in Treasury Regulation Section 54.4980B-9, Q&A-4). Seller or the sole member of Seller will be liable for any claims made or incurred by Terminated Employees under the Employee Plans, and Buyer will not have any responsibility, liability or obligation to such employees, their beneficiaries or any other Person with respect to any Employee Plan. Seller (or the sole member of Seller) and the Company shall make or cause to be made on behalf of all Terminated Employees all contributions due to be made under each Employee Plan for all periods prior to the Closing Date. Additionally, Seller or the sole member of Seller, at its sole cost and expense, shall take such actions as are necessary to make, or cause each Employee Plan to make, appropriate distributions to all the employees of the Company and its Subsidiaries in accordance with such Employee Plan and applicable Law.
viii.Treatment of Employee Plans

.  Effective as of the day immediately preceding the Closing (and contingent upon the Closing becoming effective), the Company shall take any necessary corporate action to remove the Company as a participating employer from any Employee Plans in which the Company Entities are participating employers.
ix.Prohibition on Use of Marks
.  Between the Closing and the termination or expiration of the Transition Services Agreement, Seller shall not use, and shall cause all of its Affiliates to cease using, directly or indirectly, the names “National MedTrans” or “National MedTrans Network” in any trademark, trade name, domain name, address, corporate name, logo, symbol or identifier or any derivatives thereof (collectively, the “Marks”), other than in connection with the services provided under the Transition Services Agreement. Within 30 days of the termination or expiration of the Transition Services Agreement, Seller shall not use, and shall cause all of their Affiliates to cease using the Marks.
VI.

CLOSING DELIVERIES
i.Company Closing Deliveries
.
1.Closing Deliverables
. The Company shall have delivered, or caused to be delivered, to Buyer:
a.a properly completed and executed Form W-9 from Seller;
b.all certificates representing the Units, together with duly executed documents of transfer and assignment sufficient to transfer record title and full beneficial ownership of all the Units to Buyer free and clear of all Encumbrances;
c.a copy of the Commercial Agreement, duly executed by an Affiliate of Seller;
d.a copy of the Guaranty, duly executed by an Affiliate of Seller;
e.a copy of the Restrictive Covenant Agreement, duly executed by Seller and an Affiliate of Seller;
f.a copy of the Transition Services Agreement, duly executed by Seller and the Company;
g.an affidavit of non-foreign status that complies with Section 1445 of the Code executed by an Affiliate of the Company;

h.the certificate of organization (or similar organizational documents) of each Company Entity (certified by the Secretary of State of the applicable jurisdiction of incorporation or formation) and a certificate of good standing from the applicable jurisdiction of incorporation and each other jurisdiction in which each Company Entity is qualified to do business, each dated within ten Business Days prior to the Closing Date;
i.a certificate of the Secretary of the Company certifying, as complete and accurate as of the Closing, attached copies of the operating agreement of the Company, certifying and attaching all requisite resolutions or actions of the Company’s board of managers approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of the Company executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;
j.written resignations, in form and substance reasonably acceptable to Buyer, from each of the managers and officers identified on Section 7.1(a)(x) of the Disclosure Schedule or adopted resolutions of the Company’s board removing such managers and officers from their positions with the Company Entities; and
k.a copy of the distribution agreement, in form and substance reasonably acceptable to Buyer (the “Distribution Agreement”), duly executed by Seller and the Company.
ii.Buyer Closing Deliveries
.
1.Closing Deliverables
. Buyer shall have delivered, or caused to be delivered, to Seller:
a.a copy of the Commercial Agreement, duly executed by Buyer;
b.a copy of the Guaranty, duly executed by Buyer;
c.a copy of the Restrictive Covenant Agreement, duly executed by Buyer;
d.a copy of the Transition Services Agreement, duly executed by Buyer;
e.a certificate of good standing from the Secretary of State of the State of its formation, dated within ten Business Days prior to the Closing Date;
f.a certificate of the Secretary of Buyer certifying and attaching all requisite resolutions or actions of Buyer’s sole member and sole manager approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Buyer executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby; and
g.the Estimated Purchase Price to Seller in accordance with the terms hereof.
VII.

INDEMNIFICATION
i.Survival
. The representations and warranties of the Company contained in ARTICLE III, Seller contained in ARTICLE IV and Buyer contained in ARTICLE V shall survive the Closing for a period of eighteen (18) months following the Closing, except that (a) the representations and warranties of the Company contained in Section 3.11 (Compliance with Healthcare Laws) and Section 3.15(a) (Taxes) shall survive for six (6) years following the Closing Date, and (b) the Company Fundamental Representations, the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing indefinitely. All covenants and agreements contained herein shall survive indefinitely or for the shorter period specified therein, except that for such covenants that survive for a shorter period, breaches thereof shall survive indefinitely.
ii.Indemnification
.
1.Subject to the limitations set forth in this ARTICLE VIII, Seller shall indemnify and defend Buyer and its Affiliates (including following the Closing, the Company Entities) and their respective managers, officers, directors and employees (the “Buyer Indemnified Parties”) against, and shall hold them harmless from, any and all Losses to the extent attributable to, resulting from or arising out of:
a.any breach or inaccuracy of any of the representations or warranties of the Company contained in ARTICLE III of this Agreement or of Seller contained in ARTICLE IV of this Agreement;
b.the breach of any covenant or other agreement of the Company Entities or Seller contained in this Agreement to be performed at or prior to the Closing;
c.except for Transfer Taxes which are governed by Section 6.5(f), Taxes (or the non-payment thereof) of, or attributable to, (A) any Company Entity for all taxable periods or portions thereof ending on or prior to the Closing Date (which, in the case of a Straddle Period, shall be calculated in accordance with Section 6.5(b)), or (B) any Person (other than the Company Entities) for which the Company Entities may be liable pursuant to Treasury

Regulations Section 1.1502-6 (or any similar Laws), successor liability, transferee liability, joint or several liability, by Contract or otherwise;
d.any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Seller or any Company Entity (or any Person acting on their behalf) in connection with the transactions contemplated hereby; or
e.the Excluded Assets or the Excluded Liabilities, including, for the avoidance of doubt, the obligations listed on Section 3.7(b) of the Disclosure Schedule.
2.Buyer shall, subject to the limitations set forth in this ARTICLE VIII, indemnify and defend Seller and its Affiliates and their respective members, managers, officers and employees (the “Seller Indemnified Parties”) against, and shall hold them harmless from, any and all Losses to the extent attributable to, resulting from or arising out of:
a.any breach or inaccuracy of any of the representations or warranties of Buyer contained in ARTICLE V of this Agreement; or
b.the breach of any covenant or other agreement of Buyer contained in this Agreement to be performed at or prior to the Closing.
iii.Limitations on Indemnification
.
1.Deductible
. Other than for Losses resulting from claims brought on the basis of fraud, none of the Buyer Indemnified Parties nor the Seller Indemnified Parties (as applicable, an “Indemnified Party”) shall be entitled to indemnification for any Losses under Section 8.2(a)(i) or Section 8.2(b)(i), as applicable (other than Losses incurred as a result of inaccuracies of any Company Fundamental Representations, Seller Fundamental Representations or Buyer Fundamental Representations), unless and until the aggregate amount of Losses for which the Buyer Indemnified Parties or Seller Indemnified Parties are otherwise entitled to indemnification pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, exceeds $600,000 (the “Deductible”), and then only for the amount by which such Losses exceed the Deductible. For clarity, the Deductible shall not apply to Losses under Section 8.2(a)(ii) through Section 8.2(a)(v) or Losses under Section 8.2(b)(ii).
2.Cap Amount
. Other than for Losses resulting from claims brought on the basis of fraud or Losses as a result of inaccuracies of any Company Fundamental Representations, Seller Fundamental Representations or Buyer Fundamental Representations, the maximum aggregate liability of Seller or Buyer (as applicable, the “Indemnifying Party”) to any Buyer Indemnified Party or Seller Indemnified Party, respectively, for any Losses under Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, shall not exceed $8,000,000 (the “Cap”); provided, however, that, except in the case of fraud, the aggregate liability of Seller under this Agreement shall not exceed the Purchase Price. For clarity, the aggregate liability of Seller for Losses under Section 8.2(a)(ii) through Section 8.2(a)(v) shall also not exceed the Purchase Price.
3.Additional Limitations
.
a.The amount of any Losses suffered, sustained or incurred by any Indemnified Parties shall be reduced by (A) the amount such Indemnified Parties actually recovered from any insurer (excluding self-insurance or captive insurance, but net of any increased premium or any other costs of recovery) or other Person then liable for such Losses, and (B) any amounts recovered from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement). The parties shall use commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Losses.
b.In the event any Losses are recoverable under insurance policies or other collateral sources, the Indemnified Parties shall use commercially reasonable efforts to pursue recovery of such Losses under such insurance policies or collateral sources. If any Indemnified Parties receive any amounts under insurance coverage (excluding self-insurance or captive insurance) or from any Person with respect to Losses sustained at any time subsequent to any payment to such Indemnified Parties pursuant to this ARTICLE VIII, then such Indemnified Parties shall promptly reimburse the applicable Indemnifying Party (to an account designated by such Indemnifying Party) for any payment made up to such amount received under insurance coverage with respect to such Losses (subject to the limitations set forth in Section 8.3(c)(i)).
c.No claim for indemnification may be asserted under this ARTICLE VIII following the expiration of the applicable survival period, as provided in Section 8.1, of the representation, warranty or covenant that is the basis for such claim; provided, however, that if, at any time prior to the expiration of the applicable survival period, an Indemnified Party delivers to the Indemnifying Party a written notice of an alleged breach of any representation or warranty or failure to perform any covenant, then the claim asserted in such notice shall survive the applicable expiration date until such time as such claim is fully and finally resolved.
d.Each party entitled to indemnification hereunder shall take commercially reasonable steps as are required by applicable Law to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder.
e.The Buyer Indemnified Parties shall not be entitled to recover any Losses to the extent taken into account, reflected or reserved for in the calculation of the Final Calculations.

iv.Claim Procedure
.
1.Non-Third Party Claims
. If a claim for Losses (a “Claim”) is to be made by an Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party within a reasonable time after such Indemnified Party becomes aware of any fact, condition or event giving rise to Losses for which indemnification may be sought under Section 8.2, which Claim Notice shall specify in reasonable detail, to the extent reasonably known and practicable at such time, the amount of the Claim. The failure of an Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent the applicable Indemnifying Party is materially prejudiced by such delay or failure. If the applicable Indemnifying Party notifies the Indemnified Party that it does not dispute the Claim described in such Claim Notice or fails to respond within thirty (30) days following receipt of such Claim Notice, the Losses identified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.2(a) or Section 8.2(b), as applicable. If the applicable Indemnifying Party disputes its liability with respect to such Claim or the estimated amount of such Losses pursuant to this Section 8.4, the parties shall attempt in good faith to resolve such dispute; provided, however, that if such dispute has not been resolved within thirty (30) days following receipt of such dispute of the Claim Notice, then the Indemnifying Party and the Indemnified Party may seek legal redress in accordance with ARTICLE IX.
2.Third-Party Claims
.
a.If any Indemnified Party receives notice of the assertion of any Claim or the commencement of any Action by a third party with respect to a matter subject to indemnity hereunder (a “Third-Party Claim”), notice thereof (a “Third-Party Notice”) shall promptly be given to the Indemnifying Party, which Third-Party Notice shall specify the basis for such Third-Party Claim to the extent known at such time, and will include copies of all notices and documents (including court papers) served on or received by the Indemnified Party. The failure of an Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent such delay or failure materially prejudices the Indemnifying Party’s ability to defend such Third-Party Claim. If an Indemnified Party delivers a Third-Party Notice, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless: (1) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (2) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party.  The Indemnifying Party shall be permitted to consent to the entry of a judgment or enter into a compromise or settlement with respect to a Third-Party Claim without the prior written consent of the Indemnified Party, only if such judgment, compromise or settlement: (x) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (y) results in the full and general release of the Indemnified Party from all Liabilities arising or relating to, or in connection with, such Third-Party Claim, and (z) involves no finding or admission of any violation of Law or the rights of the Indemnified Party.
b.The Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom.
c.Notwithstanding the foregoing, if (A) the Indemnifying Party elects not to assume such defense and investigation, (B) the Indemnifying Party fails to actively and diligently, with legal counsel reasonably acceptable to the Indemnified Party, conduct the defense of the Third-Party Claim, (C) the Third-Party Claim relates to or otherwise arise in connection with any criminal or regulatory enforcement action, (D) the Third-Party Claim asserts Losses in excess of the Cap, or (E) the Indemnified Party has been advised by counsel that an actual conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim, then the Indemnified Party shall have the right, but not the obligation (upon delivering notice to such effect to the Indemnifying Party) to retain separate counsel of its choosing, defend such Third-Party Claim and have the sole power to direct and control such defense. Notwithstanding anything herein to the contrary, whether or not the Indemnifying Party shall have assumed the defense of such Third-Party Claim, the Indemnified Party shall not settle, compromise or pay such Third-Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
d.The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
v.Indemnification Payments
. Any payment under this ARTICLE VIII shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be made by wire transfer of immediately available funds.
vi.No Double Materiality
.  For purposes of calculating the amount of Losses to which an Indemnified Party entitled under this ARTICLE VIII and for purposes of determining whether a representation or warranty has been breached, the terms “material,” “materiality,” and “material adverse effect” will be disregarded except in the representations and warranties contained in Section 3.7 and Section 3.8(b).
vii.Exclusive Remedy
. The parties acknowledge and agree that, following the Closing, (a) the indemnification obligations of Seller under this ARTICLE VIII and the remedies set forth herein shall constitute the sole and exclusive remedies of the Buyer Indemnified Parties for any breach of or inaccuracy in any representation or warranty of the Company or Seller set forth in this Agreement, and any breach, non-fulfillment or default in the performance of any covenant or agreement of the Company or Seller set forth in this Agreement or any other Losses arising out of or resulting from this Agreement or the transactions contemplated hereby and (b) the indemnification obligations of Buyer under ARTICLE VIII and the remedies set forth herein shall constitute the sole and exclusive remedies of the Seller Indemnified Parties for any breach of or inaccuracy in any representation or warranty of Buyer set forth in this Agreement, and any breach, non-fulfillment or default in the performance of any covenant or agreement of Buyer set forth in this Agreement or any other Losses arising out of or resulting from this Agreement or the transactions contemplated hereby; provided, however, that the limitations set forth above shall not apply to the remedies provided in Section 2.3(d) or Section 9.15, any claims brought on the basis of fraud or pursuing remedies as may be available to such party under applicable Law in the event of any Indemnifying Party’s failure to comply with its indemnification obligations hereunder.
VIII.

MISCELLANEOUS
i.Assignment; Binding Effect
. This Agreement and the other Transaction Documents and the rights hereunder and thereunder are not assignable by any party hereto unless such assignment is consented to in writing by all of the other parties hereto; provided, however, that Buyer shall have the right, without the consent of any other party, to assign its rights or delegate its responsibilities, Liabilities and obligations under this Agreement to any Affiliate of Buyer provided that Buyer shall remain liable for the performance of its obligations hereunder. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
ii.Choice of Law
. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.
iii.Consent to Jurisdiction; Service of Process; Waiver of Jury Trial

.
1.ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH Section 9.4; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES HERETO IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
2.EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NEGOTIATION, EXECUTION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE MERGER, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.3.

iv.Notices
. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder) set forth on Schedule 1.
v.Headings
. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
vi.Fees and Expenses
. Except as otherwise specified in this Agreement or in the other Transaction Documents, each party hereto will bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.
vii.Entire Agreement
. This Agreement (including the schedules hereto), the other Transaction Documents and the Confidentiality Agreement together constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all prior agreements and understandings between the parties with respect to such subject matter.
viii.Interpretation
. When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “Agreement,” means this Agreement as amended or supplemented, together with all Schedules attached or incorporated by reference, and the words “hereof,” “herein,” “hereto,” “hereunder” and other words of similar import shall refer to this Agreement. The references to “$” shall be to United States dollars. Whenever in Article III of this Agreement indicates that the Seller or the Company have “made available” any document to Buyer, such statement is to be deemed to be a statement that such document was (i) delivered to Buyer with acknowledged written receipt thereof or (ii) made available for viewing online on the electronic data site maintained by or for the Company at least two (2) Business Days prior to the date of this Agreement.
ix.Disclosure Schedule

. The Disclosure Schedule and the information and disclosures contained therein relate to and qualify certain of the representations, warranties, covenants and obligations made by the Company in this Agreement and shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of the Company or any other Person except to the extent explicitly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or obligations. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication, in and of itself, that such item represents a material exception or material fact, event or circumstance, that such item has had or would reasonably be expected to have a Material Adverse Effect, or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and shall be deemed exceptions to the applicable representation, warranty, covenant or obligation, as applicable. No reference in the Disclosure Schedule to any agreement or document, in and of itself, shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Disclosure Schedule relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in the Disclosure Schedule shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. The Disclosure Schedule is arranged in sections corresponding to the Sections in this Agreement and any items or matters set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent. The inclusion of any cross-references to any section or subsection of the Disclosure Schedule, or the failure to include such cross-references, shall not be deemed to mean that the relevance of any disclosure is not reasonably apparent for the purposes of the immediately preceding sentence. The headings contained in the Disclosure Schedule are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Disclosure Schedule or to expand, modify or influence the scope of the information required to be disclosed in the Disclosure Schedule or the interpretation of this Agreement.
x.Waiver and Amendment
. Any of the provisions of this Agreement may be waived in writing at any time prior to the Closing by Buyer or by Seller, and any of the provisions of this Agreement may be amended at any time by the mutual written agreement of Buyer, the Company and Seller. No failure or delay of any party to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.
xi.Counterparts; Facsimile or Electronic Signatures
. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures and electronically delivered signatures shall be deemed originals.
xii.Third-Party Beneficiaries
. Except as provided in Section 6.3 and ARTICLE VIII, (a) Buyer, on the one hand, and the Company and Seller, on the other hand, hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
xiii.Further Assurances
. Subject to the terms and conditions of this Agreement, prior to and after the Closing Date, each party shall prepare, execute and deliver, at the preparer’s expense, such further instruments and shall use its commercially reasonable efforts to take or cause to be taken such other further action, as any party shall reasonably request of any other party at any time or from time to time in order to consummate, in any other manner, the terms and provisions of this Agreement.
xiv.Severability
. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Any invalid or unenforceable provision shall be replaced by Buyer and Seller with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
xv.Specific Performance
. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith or contemplated hereby, and the parties agree that specific performance is the remedy intended by the parties for any such breaches or threatened breaches. The parties agree that they shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, the appropriateness of specific performance as a remedy for breaching this Agreement. The parties further agree that by seeking the remedies provided for in this Section 9.15, a party shall not in any respect waive, restrict or limit its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages.
xvi.Representation
. Buyer agrees, on its own behalf and on behalf of each of its directors, officers, managers, employees and Affiliates, that, following the Closing, Firm may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the contemplated transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the contemplated transactions notwithstanding any representation by Firm prior to the Closing Date of the Company. Buyer and the Company hereby (a) waive any claim they have or may have that Firm has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises either before or after the Closing between Buyer and Seller or any of their respective Affiliates, Firm may represent Seller or any of its respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company and even though Firm may have represented the Company in a matter substantially related to such dispute. Buyer and the Company also further agree that, as to all communications prior to Closing among Firm and the Company, Seller or their Affiliates and representatives, to the extent directly related to the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Firm to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.
NATIONAL MEDTRANS, LLC

By: /s/ BRADLEY K. ANDERSON
Name: Bradley K. Anderson
Title: Vice President

[Signature page to Equity Purchase Agreement]

SPECIALTY BENEFITS, LLC
By: /s/ JAMES BEDARD
Name: James Bedard
Title: VP Finance

[Signature page to Equity Purchase Agreement]

LOGISTICARE SOLUTIONS, LLC:

By: /s/ KATHRYN STALMACK
Name: Kathryn Stalmack
Title: Senior Vice President, General
Counsel & Secretary

[Signature page to Equity Purchase Agreement]